Exhibit 99.1

Erie Indemnity Reports Third Quarter 2009 Results

3Q 2009 Highlights

•	Net income per share-diluted was $0.69 per share in the third quarter 2009 compared to $0.07 per share in the third quarter of 2008.

•	Impairment losses were $0.04 per share, after tax, for the third quarter of 2009 compared to $0.42 per share, after tax, from the third quarter 2008.

•	Net operating income per share (excluding net realized gains or losses and impairments on investments and related taxes) increased to $0.66 per share in the third quarter of 2009 from $0.54 per share for the same period one year ago.

•	Equity in earnings of EFL was $0.09 per share, after tax, for the third quarter of 2009 compared to losses of $0.16 per share, after tax, from the third quarter 2008.

•	Losses from limited partnership investments were $0.10 per share, after tax, for the third quarter of 2009 compared to earnings of $0.01 per share, after tax, from the third quarter 2008.

•	Gross margins from management operations decreased to 18.1 percent in the third quarter of 2009 compared to 19.3 percent in the third quarter of 2008.

•	GAAP combined ratios of the insurance underwriting operations decreased to 98.1 percent in the third quarter of 2009 from 99.4 percent in the third quarter of 2008.

•	Revenue from investment operations totaled $8.3 million for the third quarter of 2009, compared to losses of $40.2 million for the third quarter of 2008.

Erie, Pa., October 29, 2009 - Erie Indemnity Company (NASDAQ: ERIE) announced today third quarter 2009 earnings of $39.7 million, or $0.69 per diluted share, compared to $4.2 million, or $0.07 per diluted share, from the third quarter of 2008. Operating income (excluding net realized gains or losses and impairments on investments and related taxes) increased to $38.2 million, or $0.66 per share, in the third quarter of 2009 from $31.1 million, or $0.54 per share, for the same period one year ago.

Details of Third Quarter 2009 Segment Results:

Segment Results
(in millions)	3Q’09	3Q’08

Management Operations	$47.2	$49.4
Insurance Underwriting Operations	1.0	0.3
Investment Operations	8.3	(40.2)

Income before income taxes	$56.5	$9.5
Provision for income taxes	16.8	5.3

Net Income	$39.7	$4.2

Management operations

Pre-tax income from management operations decreased to $47.2 million in the third quarter of 2009 from $49.4 million in the third quarter of 2008.

Gross margins from management operations decreased to 18.1 percent in the third quarter of 2009 compared to 19.3 percent in the third quarter of 2008. Management fee revenue increased 2.0 percent for the quarter ended September 30, 2009. Direct written premiums of the Property and Casualty Group, upon which the management fee is calculated, increased 2.0 percent in the third quarter of 2009, compared to the third quarter of 2008, reflecting an increase in policies in force offset by decreasing average premium per policy.

Policies in force grew 3.4 percent to over 4.1 million at September 30, 2009. Growth in policies in force is the result of continuing improvements in policyholder retention and increases in new policies sold. The policyholder retention ratio increased to 90.7 percent at September 30, 2009, compared to 90.6 percent at December 31, 2008, and 90.5 percent at September 30, 2008. The year-over-year average premium per policy decreased 2.2 percent to $932 at September 30, 2009 compared to $953 at September 30, 2008. This decrease was driven by market conditions causing shifts to lower exposure coverages and higher deductibles.

The cost of management operations increased 3.6 percent to $214.2 million in the third quarter of 2009 from $206.7 million for the same period in 2008. Commission costs, the largest component of the cost of management operations, increased to $146.6 million, or 2.3 percent, in the third quarter 2009 from $143.3 million in the third quarter of 2008. Third quarter cost of management operations, excluding commission costs, increased 6.8 percent to $67.6 million from $63.3 million primarily driven by contract labor costs related to various technology initiatives.

Insurance underwriting operations

Insurance underwriting operations generated income before income tax of $1.0 million in the third quarter of 2009 compared to $0.3 million for the same period in 2008. GAAP combined ratios of the insurance underwriting operations decreased to 98.1 percent in the third quarter of 2009 from 99.4 percent in the third quarter of 2008.

•	The loss and loss adjustment expense ratio related to the current accident year, excluding catastrophe losses, was 65.6% in the third quarter of 2009, which was 1.8 points higher than the third quarter of 2008.

•	Development of prior accident year direct loss reserves improved the combined ratio by 4.3 points, or $2.3 million, in the third quarter of 2009 compared to 0.4 points for the third quarter of 2008.

•	Catastrophe losses contributed 2.4 points and 8.1 points to the GAAP combined ratio in the third quarters of 2009 and 2008, respectively.

•	Our GAAP combined ratio was also impacted 5.2 points, or $2.8 million, as a result of the write-off of assumed involuntary reinsurance premium related to the North Carolina Beach and Coastal Plans deemed uncollectible as a result of recent state legislation.

Investment operations

Investment operations generated income before income tax of $8.3 million for the third quarter of 2009, compared to losses before income tax of $40.2 million for the third quarter of 2008.

•	Net investment income, which includes primarily interest and dividends on the Company’s bonds and stocks, decreased by 7.4 percent to $9.5 million for the quarter ended September 30, 2009, from $10.2 million for the same period in 2008. This decrease was driven by lower preferred stock dividends.

•	Net realized gains on investments totaled $5.5 million compared to losses of $3.9 million in the third quarters of 2009 and 2008, respectively, as a result of market valuation adjustments on our common stock trading portfolio. Unrealized gains of $4.5 million were recorded on common stock in the third quarter of 2009 versus unrealized losses of $3.4 million in the third quarter of 2008.

•	Net impairment losses recognized in earnings totaled $3.2 million in the third quarter of 2009 compared to $37.4 million in the third quarters of 2008.

•	Equity in losses of limited partnerships totaled $8.8 million in the third quarter of 2009 compared to earnings of $1.1 million in the third quarter of 2008.

•	Equity in earnings of Erie Family Life Insurance Company was $5.4 million in the third quarter of 2009, compared to losses of $10.1 million in the third quarter of 2008, primarily due to lower impairment charges recognized on investments in the third quarter of 2009.

Nine Month 2009 Summary

Erie Indemnity net income totaled $83.5 million, or $1.46 per share-diluted, for the first nine months of 2009 compared to $75.5 million, or $1.30 per share-diluted, for the nine months ending September 30, 2008.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 14th largest automobile insurer in the United States based on direct premiums written and the 18th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.1 million policies in force and operates in 11 states and the District of Columbia.

Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Shopping Experience.” This recognition is based on the results of the 2009 Insurance Shopping Study, which evaluates the experience of customers purchasing a new auto insurance policy. Erie Insurance has also been recognized on the list of Ward’s 50 Group of top performing insurance companies The Ward’s 50 award analyzes the financial performance of 3,000 property and casualty companies and 800 life-health insurance companies and recognizes the top performers for achieving outstanding financial results in safety and consistency over a five-year period (2004-2008).

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not in the present or past tense and can generally be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “seek,” “should,” “target,” “will,” and other expressions that indicate future trends and events. Forward-looking statements include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of such statements are discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volumes, and agency appointments. Such statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements are the following:

•	factors affecting the property/casualty and life insurance industries generally, including price competition, legislative and regulatory developments;

•	government regulation of the insurance industry including approval of rate increases;

•	the size, frequency and severity of claims;

•	natural disasters;

•	exposure to environmental claims;

•	fluctuations in interest rates;

•	inflation and general business conditions;

•	the geographic concentration of our business as a result of being a regional company;

•	the accuracy of our pricing and loss reserving methodologies;

•	changes in driving habits; our ability to maintain our business operations including our information technology system;

•	our dependence on the independent agency system;

•	the quality and liquidity of our investment portfolio;

•	our dependence on our relationship with Erie Insurance Exchange; and

•	the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission.

A forward-looking statement speaks only as of the date on which it is made and reflects the Company’s analysis only as of that date. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

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